SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated and related entit ies (collectively, "Federated"), and various
Federated funds ("Funds"), have been named as de fendants in several class action lawsuits now pending in the United States District Court for the District of Maryland. The lawsuits were purportedly filed on behalf of people who purcha sed, owned and/or redeemed shares of Federated-sponsored mutual funds during specifie d periods beginning November 1, 1998. The suits are generally similar in alleging that Fe derated engaged in illegal and improper trading practices including market timing and late trad ing in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New
York State Attorney General ("NYAG"), and other authorities. In that regard, on November 28, 2005, Federated announced that it had reached fin al settlements with the SEC and the NYAG with respect to those matters. Specifically, the
 SEC and NYAG settled proceedings against three
Federated subsidiaries involving undisclosed mar ket timing arrangements and late trading. The
SEC made findings: that Federated Investment Man agement Company ("FIMC"), an SEC-registered investment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, vio lated provisions of the Investment Advisers Act and Investment Company Act by approving, but not disclosing, three market timing
arrangements, or the associated conflict of interes t between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated
Shareholder Services Company, formerly an SEC-regi stered transfer agent, failed to prevent a customer and a Federated employee from late tradi ng in violation of provisions of the Investment
Company Act. The NYAG found that such conduct vi olated provisions of New York State law.
Federated entered into the settlements without a dmitting or denying the regulators' findings. As
Federated previously reported in 2004, it has a lready paid approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72
million and, among other things, agreed that it w ould not serve as investment adviser to any registered investment company unless (i) at least
 75% of the fund's directors are independent of Federated, (ii) the chairman of each such fund is in dependent of Federated, (iii) no action may be taken by the fund's board or any committee thereof u nless approved by a majority of the independent trustees of the fund or committee, resp ectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties a nd for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press relea ses and related communications on those matters, is available in the "About Us" section of F ederated's website at FederatedInvestors.com.
Federated and various Funds have also been named as defendants in several additional lawsuits, the majority of which are now pending in the United
States District Court for the Western District of Pennsylvania, alleging, among other things, exces sive advisory and Rule 12b-1 fees.
The board of the Funds has retained the law firm o f Dickstein Shapiro LLP to represent the Funds in these lawsuits. Federated and the Funds, and the ir respective counsel, are reviewing the allegations and intend to defend this litigation. A dditional lawsuits based upon similar allegations may be filed in the future. The potential impact o f these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.